Exhibit 23.1

Ehrhardt Keefe Steiner & Hottman PC
7979 E. Tufts Avenue, Suite 400
Denver, Colorado 80237-2843

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation in this Current Report on Form 8-K of Xedar Corporation of our report dated April 23, 2007, relating to the audited consolidated balance sheets of Atlantic Systems Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended.

/s/ Ehrhardt Keefe Steiner & Hottman PC Ehrhardt Keefe Steiner & Hottman PC Denver, Colorado
May 9, 2007